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                                                                      EXHIBIT 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Amendment No. 1 to Registration Statements No. 33-34555 and 33-55437 and Registration Statements No. 333-95991, 333-95993, 33-27356, 333-35877 and 333-45931 on Form S-8 and Registration
Statement No. 333-67015 on Form S-3 of Universal Foods Corporation, d/b/e Sensient Technologies Corporation, of our report dated February 23, 2001, (which reports express an unqualified opinion and include an explanatory paragraph as to the change in accounting of amortizing unrecognized net gains and losses related to the Company's obligation for postretirement benefits) appearing and incorporated by reference in this Annual Report on Form 10-K of Sensient Technologies Corporation for the year ended December 31, 2000.

/s/ DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
March 27, 2001